Exhibit 99.1

Contact:	Marika P. Diamond
734.737.5162

Court Approves Hayes Lemmerz’ Disclosure Statement;
Hayes Lemmerz Announces Agreement
Among Key Creditor Constituents;
Plan of Reorganization Confirmation Hearing Set for April 9, 2003

Northville, MI (February 20, 2003) – Hayes Lemmerz International, Inc. (OTC:HLMMQ) announced today that the United States Bankruptcy Court for the District of Delaware approved the Company’s amended Disclosure Statement relating to its Plan of Reorganization (POR), keeping the Company’s voluntary Chapter 11 reorganization on schedule.

The amended Disclosure Statement and POR that were presented to the Bankruptcy Court at today’s hearing memorialize the Company’s agreement regarding the terms of the POR with its key creditor constituencies including the agent for the prepetition lending group, the largest holder of the Company’s senior notes and the Official Committee of Unsecured Creditors. The amended Disclosure Statement and POR have the full support of these constituents.

The POR is subject to, among other things, a vote of the various classes of constituents, confirmation by the Bankruptcy Court and the successful procurement of exit financing. The Company intends to solicit votes for its POR during much of the month of March. On the exit financing front, the Company has already received several exit financing proposals and is working closely with the potential lenders to ensure that the financing is in place in time to allow the Company to emerge from Chapter 11 during the first half of 2003.

“We are delighted to commence 2003 with such a positive step towards our emergence,” said Curtis J. Clawson, Chairman and Chief Executive Officer of Hayes Lemmerz. “Obtaining approval of our Disclosure Statement is a key step forward for Hayes Lemmerz. It is the culmination of months of negotiations with our creditor groups. Although we must await the outcome of the vote and the Court’s decision at the confirmation hearing, we are optimistic that Hayes Lemmerz is on track to emerge from Chapter 11 in the first half of 2003.”

“Our customers, employees and suppliers have been supportive of our reorganization efforts, and we’re moving forward with many new initiatives that will further strengthen Hayes Lemmerz,” said Mr. Clawson.

The amended Disclosure Statement and POR can be obtained from Hayes Lemmerz’ website at www.hayes-lemmerz.com.

Hayes Lemmerz and its subsidiaries located in the United States and one subsidiary in Mexico filed voluntary petitions for reorganization under Chapter 11 of the bankruptcy code in the U.S. Bankruptcy Court for the District of Delaware on December 5, 2001.

Hayes Lemmerz International, Inc. is one of the world’s leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 plants, 3 joint venture facilities and 11,400 employees worldwide.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks and uncertainties.